HARTMAN BOARD OF TRUSTEES TERMINATES
RELATIONSHIPS WITH HARTMAN MANAGEMENT LP,
REMOVES AL HARTMAN AS CHAIRMAN AND CEO OF REIT,
COMMENCES LITIGATION; APPOINTS A NEW CHAIRMAN,
INTEGRATES A SENIOR MANAGEMENT TEAM AND
TAKES STEPS TO IMPROVE GOVERNANCE ISSUES

Houston, Texas - October 4, 2006:

Hartman Commercial Properties REIT (the “Company”) today announced that its Board of Trustees removed Allen R. Hartman from his positions as Chairman of the Board, Chief Executive Officer and Secretary and terminated the property management agreement with Hartman Management LP, an entity owned by Mr. Hartman. Mr. Hartman’s position as a director of the Company is unaffected by this decision. In addition, the Board elected not to renew an Advisory Agreement between the Company and Hartman Management the current payments under which had been extended on a month-to-month basis and ultimately expired on September 30, 2006. The Board determined that such actions were in the best interests of the Company and its shareholders given numerous unresolved issues and conflicts of interest among Mr. Hartman, Hartman Management and the Company. In this regard, the Board of Trustees announced that the Company had commenced litigation against Mr. Hartman and Hartman Management in the District Court of Harris County, Texas.

The Company is a Houston, Texas based public but non-traded real estate investment trust with 37 income-producing properties, including holdings of retail, office/industrial and office commercial properties. The Company was formed in 1998 through the consolidation of numerous private limited partnerships. Until its termination, Hartman Management acted as the Company’s advisor and manager of the Company’s day-to-day operations and portfolio of properties.

The Board appointed James C. Mastandrea to serve as the Company’s interim Chief Executive Officer and Chairman of the Board of Trustees. Mr. Mastandrea has served as an independent member of the Company’s Board of Trustees since July 5, 2006 and is a member of the Investment Committee, which he chairs, and the newly formed Executive Committee, which is comprised of Mr. Vyas, as Chairman, Mr. Minton, Mr. Mahaffey and Mr. Mastandrea as members, and he will continue to serve as a member of the Board of Trustees and the above mentioned committees.

Mr. Mastandrea also currently serves as Chief Executive Officer, President and Chairman of the Board of Paragon Real Estate Equity and Investment Trust (OTC BB: symbol PRLE.OB) and is a member of Panther Partners LLC, a company focused on acquiring and selling land. Mr. Mastandrea has over 25 years of experience in developing, acquiring, owning, managing and repositioning commercial real estate with 13 years of experience being with public companies. Mr. Mastandrea founded and served as Chairman and Chief Executive Officer of MDC Realty Corporation in Chicago, Illinois, a real estate development company, and as Chairman of the Board of Trustees and Chief Executive Officer of First Union Real Estate Investments, an NYSE-listed REIT headquartered in Cleveland, Ohio.

Chand Vyas, Chairman of the Nominating and Governance Committee of the Company’s Board of Trustees stated: “I can honestly say that the governance issues faced by the Company in the past year have been quite a challenge for the Independent Board of Trustees. The Board has worked diligently with Mr. Hartman for more than a year to resolve various issues and align Hartman’s interests with those of the public shareholders. Unfortunately, we were unsuccessful in our attempts. The Board is pleased to have a seasoned real estate professional like Jim Mastandrea, who has the vision and experience to enhance shareholder value and a proven track record of operating and growing a listed real estate company. This type of personal integrity, leadership and experience is absolutely necessary if we are to meet or exceed the standards of corporate governance imposed on a publicly-traded REIT.”

Commenting on the Board’s actions, Mr. Mastandrea said, “It is unfortunate that Hartman Commercial Properties REIT was compelled to remove Mr. Hartman as Chairman and CEO and terminate its relationship with Hartman Management. However, after careful and deliberate consideration, the Board believes it is in the long-term best interests of the company and its shareholders to move forward as a self-managed, self-administered REIT with a new, fully integrated management team. The Board and I intend to adopt a strategic plan designed to substantially grow the size of the Company and enhance the profitability of the asset base of the Company while creating a great place to work for people who share our mission, values, goals and vision. I consider the opportunity to reposition and grow the Company to be a privilege and intend to devote the necessary time to meet the goals and objectives of the strategic plan that is being prepared for the Board’s consideration and approval.”

In addition, as a member of Mr. Mastandrea’s management team, the Board appointed the following persons as members of the REIT’s senior management team: John Dee, who will act as Chief Operating Officer and Executive Vice President of Finance for the Company, and Ron Jackson, who will act as corporate controller. Mr. Dee also currently serves as Senior Vice President, Chief Financial Officer and a member of the Board of Paragon Real Estate Equity and Investment Trust, where he is responsible for accounting, SEC reporting (including implementing the requirements of the Sarbanes-Oxley Act), finance, audit, legal and technology. Prior to joining Paragon, from 2002 to 2003 he was Senior Vice President and Chief Financial Officer of MDC Realty Corporation, Cleveland, Ohio, an affiliate of MDC Realty Corporation, Chicago, Illinois. From 2000 to 2002, Mr. Dee was Director of Finance and Administration for Frantz Ward LLP, a Cleveland, Ohio-based law firm with approximately 100 employees. From 1978 to 2000, Mr. Dee held various management positions with First Union Real Estate Investments (NYSE) including serving as Senior Vice President and Chief Accounting Officer from 1996 to 2000. While at First Union, he was responsible for the implementation and conversion of the accounting software and hardware systems. Mr. Dee is a licensed CPA (non-practicing) in the State of Ohio.

For more information on the Company, please contact John Dee at (440) 283-6319.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the “Risk Factors” section of our 2005 Annual Report on Form 10-K and our Registration Statement on Form S-11, which was declared effective by the Securities and Exchange Commission on September 15, 2004, as subsequently amended. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.